EXHIBIT 99.1
FOR IMMEDIATE RELEASE
SAEXPLORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2016 CONSOLIDATED FINANCIAL RESULTS
March 15, 2017 - Houston, TX - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the fourth quarter ("Q4") and fiscal year ended December 31, 2016.
Fiscal Year 2016 Summary

•	Revenue of $205.6 million, compared to $228.1 million in 2015

•	Gross profit of $45.0 million, or 21.9% of revenues, compared to $50.8 million, or 22.3% of revenues, in 2015

•	Adjusted gross profit of $61.4 million, or 29.9% of revenues, compared to $68.9 million, or 30.2% of revenues, in 2015

•	Net loss attributable to the Corporation of $25.0 million, compared to $9.9 million in 2015

•	Adjusted EBITDA of $36.1 million, or 17.6% of revenues, compared to $38.8 million, or 17.0% of revenues, in 2015

•	Contracted backlog of $118.7 million through 2017 and $403.6 million of bids outstanding as of December 31, 2016

•	Receipt of $24.4 million in Alaskan tax credit certificates, of which $14.4 million have been successfully monetized to-date

•	Enhanced liquidity and meaningfully decreased leverage through successful restructuring and recapitalization of balance sheet
Jeff Hastings, Chairman and CEO of SAE, commented, "This past year was another challenging period for the company and the industry. Pricing pressure and overcapacity, compounded by already significantly reduced customer activity from the prior year, created a difficult operating environment. However, our business is built on the ability to adapt to adversity. Despite the headwinds faced last year, our focused and disciplined strategy produced another strong year. The benefits of our approach were not only evident in our ability to meaningfully increase operating margins in 2015 amid an aggressive downturn, but also in our ability to substantially maintain these improved margins in 2016."
Mr. Hastings continued, "We continue to experience demand for our services in an amount we believe should be sufficient to support our reduced cost structure. Most encouraging, however, are the Alaska tax credit certificates we hold and expect to receive, which we believe, over time, have the potential to produce meaningful cash flow entirely independent of current operations or activity levels. To date, we have received $24.4 million of tax credit certificates from the State of Alaska, of which $14.4 million have been successfully monetized. We expect to receive the remaining $58.8 million of unissued tax credit certificates during 2017. However, to help us remain competitive in the current challenging environment and to optimally position the company for long-term growth when the market recovers, we took appropriate steps last year to realign our capital structure and de-lever our balance sheet by exchanging half of our senior secured notes for equity. We also bolstered our liquidity with a new $30.0 million term loan, which we expect to repay as we continue to monetize tax credit certificates."
Mr. Hastings further commented, "While some leading indicators have improved, at current commodity prices we expect any noticeable recovery in exploration activity to be late in the cycle. However, we do not expect this delay in the recovery of exploration activities to materially impact our current strategy as most of our recent projects have been production related initiatives. We currently have one crew conducting a deep-water ocean bottom marine project in West Africa, a large crew operating on the North Slope in Alaska, and multiple crews working in Canada and various countries in South America. We continue to aggressively, yet selectively, pursue opportunities in various markets, including onshore and marine projects in South America, Southeast Asia and Africa. We are also working closely with a handful of customers on securing multi-year, comprehensive framework agreements that could result in exclusive relationships covering future projects in certain key markets. While our visibility on new committed projects remains constrained, we had over $400 million in bids outstanding at year end and we believe our relationships and strong operating history with many of our customers, among other factors, should continue to provide us an advantage over our competition in obtaining additional projects."
Mr. Hastings concluded, "We remain confident in the fundamentals underlying our strategy and core markets. This year, we expect to remain focused on preserving liquidity while we await a recovery in exploration spending. In 2017, capital expenditures will be kept at a minimum, with a target of less than $5.0 million. We have also begun efforts to renew or replace our current revolving credit facility, which matures in November 2017. Overall, we believe our recent financial results are a valuable indication as to the inherent earnings power offered by our focused business model. With adequate liquidity, a de-levered balance sheet, significantly reduced cash interest expense, and a proven, flexible, asset-light approach, SAE is well positioned for future success."
Fourth Quarter 2016 Financial Results
Revenues increased 7.3% to $25.4 million from $23.7 million in Q4 2015, primarily due to an increase in activity in Colombia compared to the same period last year. During the same period in 2015, South America had minimal activity. The increase in activity in South America was partially offset by a decrease in activity in North America when compared to Q4 2015. However, total revenues, excluding Alaska tax credit projects, in the fourth quarter increased substantially to $21.6 million from a comparable figure of $13.2 million in Q4 2015.
Gross profit was $0.9 million, or 3.4% of revenues, compared to a gross loss of $0.2 million, or -0.7% of revenues, in Q4 2015. Gross profit for Q4 2016 and Q4 2015 included depreciation expense of $3.9 million and $4.5 million, respectively. Gross profit excluding depreciation expense, or adjusted gross profit, which is defined and calculated below, for Q4 2016 was $4.8 million, or 18.7% of revenues, compared to $4.3 million, or 18.2% of revenues, in Q4 2015. The increase in gross profit, both in amount and as a percentage of revenue, was largely attributable to the overall increase in revenue for the period.

Selling, general and administrative ("SG&A") expenses during the quarter were $8.3 million, or 32.8% of revenues, compared to $8.5 million, or 36.0% of revenues, in Q4 2015. The decrease in SG&A expenses was partially due to fewer non-recurring charges in Q4 2016 compared to the same period last year. However, this was partially offset by a sizeable increase in non-cash share-based compensation expense in Q4 2016 compared to Q4 2015. During Q4 2016 and Q4 2015, there were approximately $1.5 million and $1.8 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $20.6 million during the quarter, compared to $11.6 million in Q4 2015. The increase in loss before income taxes was largely due to a non-cash loss on sale of fixed assets of $4.6 million during Q4 2016 and significantly higher other expense compared to Q4 2015. During Q4 2016, other expense included, among other items, approximately $8.1 million of interest expense, of which, approximately $5.3 million was non-cash amortization of loan issuance costs and $2.1 million was interest that was paid in-kind. While a non-cash charge, the amortization of loan issuance costs is expected to continue to impact income before income taxes to a similar degree until the senior term loan facility is repaid in full or matures in January 2018.
Net loss attributable to the Corporation for the quarter was $22.1 million, or $2.37 per diluted share, compared to $13.0 million, or $101.15 per diluted share, in Q4 2015. Net loss was impacted by a number of factors during Q4 2016, including:

•	Loss on sale of fixed assets;

•	Increase in interest expense for amortization of loan issuance costs; and

•	Favorable foreign currency exchange exposure on principally unrealized transactions in 2015 not repeated in 2016; partially offset by

•	Increased revenues; and

•	Higher gross profit mostly due to lower proportional cost of operations.
Adjusted EBITDA, which is defined and calculated below, was a loss of $2.1 million during the quarter, or - 8.4% of revenues, compared to a loss of $2.4 million, or -10.3% of revenues, in Q4 2015.
Capital expenditures for the quarter were $2.6 million, compared to $0.8 million in Q4 2015. The low level of capital expenditures in both periods was primarily due to the deteriorating conditions in the oil and gas industry, which presented limited to no growth opportunities requiring capital expenditures. However, in Q4 2016, SAE did invest in additional vibrator trucks for its North American operations.
Fiscal Year 2016 Financial Results
Revenues decreased 9.9% to $205.6 million from $228.1 million in 2015. Revenues in 2016 decreased significantly in Alaska and Southeast Asia due to a decrease in active projects in these regions compared to the prior period. Increases in South America and West Africa were due to minimal or no activity in 2015 compared to a large project in Bolivia, increased activity in Colombia, and the commencement of a major deep water ocean bottom marine project in Nigeria in 2016.
Gross profit decreased 11.3% to $45.0 million, or 21.9% of revenues, from $50.8 million, or 22.3% of revenues, in 2015. Gross profit for 2016 and 2015 included depreciation expense of $16.4 million and $18.1 million, respectively. Excluding depreciation expense, adjusted gross profit for 2016 was $61.4 million, or 29.9% of revenues, compared to $68.9 million, or 30.2% of revenues, in 2015. The decrease in gross profit was primarily related to the reduction in the number of active projects in 2016 compared to 2015, while gross profit, as a percentage of revenue, during 2016 decreased slightly due to a decline in revenues resulting in a reduced ability to absorb certain fixed costs, partially offset by operational improvements on several projects.
SG&A expenses decreased 15.3% to $29.3 million, or 14.2% of revenues, from $34.5 million, or 15.2% of revenues, in 2015. The decrease in SG&A expenses, both in amount and as a percentage of revenue, was primarily due to headcount reductions and cost controls implemented in 2015 and additional measures undertaken in 2016. During 2016 and 2015, there were approximately $4.0 million and $4.7 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $16.0 million, compared to $2.7 million in 2015. The increase in loss before income taxes was largely due to the non-cash loss on the sale of fixed assets during the fourth quarter of 2016 and much higher other expense. During 2016, other expense included, among other items, approximately $5.4 million of costs incurred on debt restructuring and approximately $23.7 million of interest expense, of which, approximately $10.5 million was non-cash amortization of loan issuance costs and $3.6 million of interest expense that was paid in-kind. Also included in other expense in 2016 was approximately $2.0 million in primarily unrealized gain on foreign currency transactions.
Provision for income taxes was $6.1 million, compared to $2.7 million in 2015. The increase in provision for income taxes was primarily due to pre-tax income in our foreign operations, offset by a valuation allowance decrease of $9.2 million and the effects of differences between U.S. and foreign tax rates.
Net loss attributable to the Corporation was $25.0 million, or $6.13 per diluted share, compared to $9.9 million, or $84.55 per diluted share, in 2015. Net loss attributable to the Corporation in 2016 was impacted by a number of factors, including:

•	Lower gross profit as a result of decreased revenues;

•	Higher interest expense, primarily attributable to amortization of loan issuance costs;

•	Loss on sale of fixed assets related to the sale of a group of ocean bottom nodes and supporting equipment in Alaska; and

•	Costs incurred on the debt restructuring completed in July 2016; partially offset by

•	Lower SG&A expenses due to cost reduction initiatives; and

•	Favorable foreign currency exposure on principally unrealized transactions in Brazil and Canada.
Adjusted EBITDA decreased 6.8% to $36.1 million, or 17.6% of revenues, from $38.8 million, or 17.0% of revenues, in 2015.

Capital expenditures in 2016 were $3.4 million, compared to $6.4 million in 2015. Capital expenditures in 2015 included the payment of some 2014 investments related to the company's Alaska operations. Given the state of the industry and the significant reduction in oil and gas activity by exploration and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, based on current market conditions, SAE expects its total capital expenditures for 2017 will be under $5.0 million.

On December 31, 2016, cash and cash equivalents totaled $11.5 million, working capital was $40.8 million, total debt at face value, excluding net unamortized premiums or discounts, was $117.9 million, and total stockholders' equity was $38.1 million. Please refer to Note 2 titled "Restructuring" in our Form 10-K for the period ended December 31, 2016 for more information regarding the effects of the restructuring and recapitalization transactions.
Contracted Backlog
As of December 31, 2016, SAE's backlog was $118.7 million. Bids outstanding on the same date totaled $403.6 million. Approximately 73% of the backlog represents land-based projects in North America, South America and Southeast Asia, while the remaining 27% is attributable to contracted ocean-bottom marine activity in West Africa.
SAE currently expects all of the projects in its backlog on December 31, 2016 to be completed during 2017. The estimations of realization from the backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Thursday, March 16, 2017 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2016. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company's website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company's website and can be accessed by visiting the Investors section of SAE's website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE's website at www.saexploration.com.
The information in SAE's website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as "expects," "estimates," "projects," "budgets," "forecasts," "anticipates," "intends," "plans," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE's expectations are described under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in SAE's filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4409 rabney@saexploration.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Revenue from services	$25,368	$23,651	$205,564	$228,137
Cost of services excluding depreciation and amortization expense	20,618	19,358	144,118	159,237
Depreciation and amortization expense included in cost of services	3,890	4,469	16,410	18,137
Gross profit (loss)	860	(176)	45,036	50,763
Selling, general and administrative expenses	8,336	8,526	29,253	34,542
Loss on disposal of property and equipment, net	4,580	237	4,542	632
Income (loss) from operations	(12,056)	(8,939)	11,241	15,589
Other income (expense):
Costs incurred on debt restructuring	(214)	—	(5,439)	—
Gain on early extinguishment of debt	—	—	—	3,014
Interest expense, net	(8,143)	(3,682)	(23,697)	(16,739)
Foreign exchange gain (loss), net	(139)	1,039	1,977	(4,393)
Other income (expense), net	(55)	13	(35)	(220)
Total other expense, net	(8,551)	(2,630)	(27,194)	(18,338)
Loss before income taxes	(20,607)	(11,569)	(15,953)	(2,749)
Provision for income taxes	1,506	1,159	6,056	2,693
Net loss	$(22,113)	$(12,728)	$(22,009)	$(5,442)

Less: net income attributable to non-controlling interest	—	305	3,021	4,433
Net loss attributable to the Corporation	$(22,113)	$(13,033)	$(25,030)	$(9,875)

Basic and diluted loss per share:
Weighted average basic shares outstanding	9,348,410	128,852	4,083,813	116,791
Loss per share - basic	$(2.37)	$(101.15)	$(6.13)	$(84.55)
Weighted average diluted shares outstanding	9,348,410	128,852	4,083,813	116,791
Loss per share - diluted	$(2.37)	$(101.15)	$(6.13)	$(84.55)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$11,460	$11,300
Restricted cash Accounts receivable, net of allowance for doubtful accounts of $12 and $0 at	536	518
December 31, 2016 and 2015, respectively	69,721	67,882
Deferred costs on contracts	8,644	5,135
Prepaid expenses	1,977	887
Total current assets	92,338	85,722
Property and equipment, net of accumulated depreciation of $61,444 and $61,358 at December 31, 2016 and 2015, respectively Intangible assets, net of accumulated amortization of $635 and $540 at December 31,	42,759	61,828
2016 and 2015, respectively	721	789
Goodwill	1,711	1,658
Deferred loan issuance costs, net Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 at	20,856	521
December 31, 2016 and 2015	37,984	—
Deferred income tax assets	5,122	3,756
Other assets	164	150
Total assets	$201,655	$154,424
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,301	$16,575
Accrued liabilities	12,750	17,818
Income and other taxes payable	15,605	2,586
Borrowings under revolving credit facility	5,844	7,899
Current portion of capital leases	56	115
Deferred revenue	7,975	3,903
Total current liabilities	51,531	48,896
Borrowings under senior loan facility Second lien notes, net of net unamortized premium (discount) of $96 and $0 at	29,995	—
December 31, 2016 and 2015, respectively Senior secured notes, net of unamortized deferred loan issuance costs of $42 and $4,370	80,238	—
at December 31, 2016 and 2015, respectively	1,830	135,630
Long-term portion of capital leases	—	55
Deferred income tax liabilities	—	55
Total liabilities	163,594	184,636
Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,358,529 and	—	—
129,269 issued and outstanding at December 31, 2016 and 2015, respectively	1	2
Additional paid-in capital	131,816	35,763
Accumulated deficit	(92,550)	(66,139)
Accumulated other comprehensive loss	(4,822)	(4,271)
Total stockholders' equity (deficit) attributable to the Corporation	34,445	(34,645)
Non-controlling interest	3,616	4,433
Total stockholders' equity (deficit)	38,061	(30,212)
Total liabilities and stockholders' equity (deficit)	$201,655	$154,424

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Net loss	$(22,113)	$(12,728)	$(22,009)	$(5,442)
Foreign currency translation gain (loss)	144	(14)	(551)	91
Total comprehensive loss	(21,969)	(12,742)	(22,560)	(5,351)
Less: comprehensive income attributable to noncontrolling interest		305	3,021	4,433
Total comprehensive loss attributable to the Corporation	$(21,969)	$(13,047)	$(25,581)	$(9,784)

CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended				Fiscal Years Ended
	December 31,				December 31,
	2016	%	2015	%	2016	%	2015	%
		(Unaudited)
North America	$5,228	20.6%	$15,585	65.9%	$86,967	42.3%	$173,416	76.0%
South America	19,819	78.1%	6,741	28.5%	116,542	56.7%	27,252	12.0%
Southeast Asia	—	—%	1,325	5.6%	1,734	0.8%	27,469	12.0%
West Africa	321	1.3%	—	0.0%	321	0.2%	—	0.0%
Total revenue	$25,368	100.0%	$23,651	100.0%	$205,564	100.0%	$228,137	100.0%

UNAUDITED RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus loss (gain) on disposal of property and equipment, plus costs incurred on debt restructuring, plus loss (gain) on early extinguishment of debt, plus foreign exchange loss (gain), and plus non-recurring one-time expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.
The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA, a non-GAAP measure, from net loss, the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net loss	$(22,113)	$(12,728)	$(22,009)	$(5,442)
Depreciation and amortization (1)	4,001	4,614	16,910	18,721
Interest expense, net	8,143	3,682	23,697	16,739
Provision for income taxes	1,506	1,159	6,056	2,693
Share-based compensation (2)	767	386	1,383	1,061
Loss on disposal of property and equipment, net (3)	4,580	237	4,542	632
Costs incurred on debt restructuring (4)	214	—	5,439	—
Gain on early extinguishment of debt (5)	—	—	—	(3,014)
Foreign exchange (gain) loss, net (6)	139	(1,039)	(1,977)	4,393
Non-recurring expenses (7)(8)	632	1,244	2,092	3,006
Adjusted EBITDA	$(2,131)	$(2,445)	$36,133	$38,789

(1)
Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended December 31, 2016 and 2015 in the amount of $111 and $145, respectively, and during the fiscal year ended December 31, 2016 and 2015 in the amount of $500 and $584, respectively.

(2)
Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company's employees. The company did not previously adjust for share-based compensation as it was not a significant component of its overall compensation until the adoption of the 2016 Long-Term Incentive Plan on August 4, 2016. The results for prior periods have been adjusted for comparability purposes.

(3)
Loss on disposal of property and equipment, net, is primarily the impact of sale of equipment. Due to the significance of these non-cash charges in the current period, the company believes adjusting for this provides more comparative information among its peers and a better indication of the ongoing performance of its core operations. The results for prior periods have been adjusted for comparability purposes.

(4)Costs were incurred during 2016 on the debt restructuring that was completed in July 2016.

(5)
The privately-negotiated agreement dated August 26, 2015 with certain funds managed by Fidelity Management & Research Company to exchange $10,000 principal amount of senior secured notes for 2,366,307 shares of our common stock, unadjusted for the reverse-stock split in July 2016, resulted in a gain on early extinguishment of debt of $3,014 in the year ended December 31, 2015. The gain consisted of the difference between the principal amount of the exchanged notes less the fair value of the exchanged stock, reduced by the exchanged notes pro rata portion of the senior notes unamortized deferred loan issuance costs on the closing date of $343 and legal fees of $41.

(6)Foreign exchange (gain) loss, net includes the effect of both realized and unrealized foreign exchange transactions.

(7)
Non-recurring expenses during the three months and fiscal year ended December 31, 2016 primarily consisted of severance payments incurred at the company's Peru, Colombia, Canada, and Alaska locations, payments related to tax services provided in connection with the company's debt restructuring and various non-operating expenses incurred at the corporate and Peru locations.

(8)
Non-recurring expenses during the three months and fiscal year ended December 31, 2015 primarily consisted of severance payments incurred at the company's Peru, Colombia, Canada, Alaska and corporate locations, in addition to customer and vendor claims.

UNAUDITED RECONCILIATION OF GROSS PROFIT (LOSS) TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)
We use an adjusted form of gross profit to measure period over period performance, which is not derived in accordance with GAAP. Adjusted gross profit is defined as gross profit (loss) plus depreciation and amortization expense related to the cost of services. Our management uses adjusted gross profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit (loss) is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit (loss) in the same manner.
The term adjusted gross profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit (loss) calculated in accordance with GAAP. In addition, our calculation of adjusted gross profit may not be comparable to gross profit (loss) or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by adjusted gross profit cannot be achieved without incurring the costs that the measure excludes.
The computation of our adjusted gross profit, a non-GAAP measure, from gross profit (loss), the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2016	2015	2016	2015

Gross profit (loss) as presented Depreciation and amortization expense included in cost	$860	$(176)	$45,036	$50,763
of services (1)	3,890	4,469	16,410	18,137
Adjusted gross profit	$4,750	$4,293	$61,446	$68,900
(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.